Exhibt 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-l of our report dated July 23, 2005, relating to the combined financial statements of Communication Techonolgy Advisors LLC and Capital & Technology Advisors LLC, and to the reference of our firm under the caption “Experts” in the prospectus.

/s/ Bollam, Sheedy, Torani & Co. LLP

Albany, New York
October 14, 2005